Exhibit 5.1

Tel-Aviv, August 14, 2023

Innoviz Technologies Ltd.
Innoviz Technologies Campus
5 Uri Ariav St., Bldg. C, Nitzba 300
Rosh HaAin 4809202
Israel

Ladies and Gentlemen:

This opinion is furnished to you in connection with the underwritten offering of up to 29,900,000 ordinary shares (“Ordinary Shares”), no par value per share, of Innoviz Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”) (including up to 3,900,000 Ordinary Shares subject to the option of the underwrtiers to purchase additional Ordianry Shares under that certain underwriting agreement, dated August 9, 2023, by and between the Company and Goldman Sachs & Co. LLC, as representative of the several underwriters named therein) (collectively, the “Shares”), pursuant to the Company’s Registration Statement on Form F-3 (No. 333-267646) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), including the accompanying prospectus included therein (the “Prospectus”), and the prospectus supplement, dated August 9, 2023 (the “Prospectus Supplement”)(the “Offering”).

As Israeli counsel to the Company in connection with the Offering, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.

Upon the basis of such examination, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and sold in the manner contemplated by the Prospectus Supplement and the Prospectus, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus Supplement and Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours, /S/ Naschitz, Brandes, Amir & Co., Advocates Naschitz, Brandes, Amir & Co., Advocates